EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES INCREASED

2015 SALES AND EARNINGS AND 2016 DIVIDEND

Eau Claire, Wisconsin (February 12, 2016) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2015 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “Net 2015 consolidated sales increased from 2014’s levels by $15.3 million or 3.7% to $427.7 million. The Defense segment’s volume was up $8.2 million or $3.7%, largely reflecting shipments from its backlog. Absorbent products segment shipments increased $6.9 million or 10.6% to $72 million as a result of enhanced volume resulting from contracts with major institutional players.  These increases more than offset anticipated reductions from ongoing changes in its customer base.    Housewares/Small Appliance sales were up nominally from the prior year.”

“Net consolidated earnings for 2015 increased by $14 million or 53% to $40.5 million ($5.83 per share) from 2014’s $26.5 million ($3.82 per share). All three segments contributed to the increase.  The Defense segment operations provided approximately 31% of the change as a result of the enhanced sales, improved mix and greater operating efficiency.   Accounting adjustments stemming from year-to-year differences in the amortization and write-off of defense intangible assets accounted for about 37%, while a more favorable product mix at Housewares/Small Appliance was largely responsible for approximately 13% of the increase.  The Absorbent Product segment contributed the majority of the balance.  The segment’s increase in sales enabled it to absorb more of its fixed burden, which in combination with lower material costs led to positive cash flow and a 47% reduction of last year’s loss.”

         The Board of Directors of National Presto Industries, Inc. announced today the 2016 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $4.05. The 2016 dividend is the most recent in an unbroken history of seventy-two years. The record date for the dividend will be March 1, 2016, and the payment date, March 15, 2016. In addition, the Board confirmed May 17, 2016, as the date of the Company’s 2016 annual meeting of shareholders. The record date for the annual meeting will be March 17, 2016.

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-

EXHIBIT 99.1

lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	YEAR ENDED DECEMBER 31
	2015	2014
Net Sales	$427,690,000	$412,363,000
Net Earnings	$40,496,000	$26,477,000
Net Earnings Per Share	$5.83	$3.82
Weighted Shares Outstanding	6,951,000	6,930,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.